Exhibit 99.1

Bank of the Ozarks Assumes Deposits and Purchases Assets of Two Georgia Banks

LITTLE ROCK, Arkansas – Bank of the Ozarks, Inc. (NASDAQ: OZRK) announced today that its wholly-owned bank subsidiary, Bank of the Ozarks, has entered into purchase and assumption agreements with loss share arrangements with the Federal Deposit Insurance Corporation (“FDIC”) to purchase substantially all of the assets and to assume substantially all of the deposits and other liabilities of two unrelated Georgia banks, The Park Avenue Bank of Valdosta, Georgia and First Choice Community Bank of Dallas, Georgia.

All former locations of The Park Avenue Bank and First Choice Community Bank normally open on Saturdays will open at normal banking hours on Saturday, April 30 and offices not normally open on Saturdays will open at normal banking hours on Monday, May 2 as Bank of the Ozarks locations. All former customers of The Park Avenue Bank and First Choice Community Bank will be able to conduct banking business as usual.

“We welcome our new customers and employees to the Bank of the Ozarks family,” said George Gleason, Bank of the Ozarks Chairman and Chief Executive Officer. “Bank of the Ozarks has a 108-year history as a community bank, and we are considered one of the strongest and best capitalized community banks in the country. We look forward to extending our hallmark personal service and tradition of banking excellence to our new customers and communities. We have a long-term commitment to growing our customer base in our Georgia and Florida communities.”

Bank of the Ozarks will provide banking services to the holders of more than 44,000 former loan and deposit accounts of The Park Avenue Bank and more than 18,000 former loan and deposit accounts of First Choice Community Bank. As a result of these agreements, Bank of the Ozarks adds 18 Georgia offices and one Florida office giving the bank a total of 30 Georgia offices and four Florida offices. The two institutions had no branches in overlapping markets, and no branches overlapping existing Bank of the Ozarks markets.

Bank of the Ozarks assumed approximately $670 million in deposits and approximately $85 million in other liabilities, and acquired approximately $450 million in loans, approximately $225 million in cash and investment securities and approximately $93 million in other real estate of The Park Avenue Bank. Through the loss share provisions of the purchase and assumption agreement, the FDIC will reimburse Bank of the Ozarks for 80% of losses it incurs on the disposition of loans and foreclosed real estate up to $218.2 million, 0% of losses between $218.2 million and $267.5 million, and 80% of losses in excess of $267.5 million. The assets were purchased from the FDIC at a discount of $174.9 million with no stated deposit premium.

The Park Avenue Bank was based in Valdosta, Georgia with 11 branches in six Georgia counties and one office in Ocala, Florida. The bank was established in 1956.

Bank of the Ozarks assumed approximately $305 million in deposits and approximately $5 million in other liabilities, and acquired approximately $250 million in loans, approximately $45 million of cash and investment securities, and approximately $3 million in other real estate of First Choice Community Bank. Through the loss share provisions of the purchase and assumption agreement, the FDIC will reimburse Bank of the Ozarks for 80% of the losses it incurs on the disposition of loans and foreclosed real estate. The assets were purchased from the FDIC at a discount of $42.9 million with no stated deposit premium.

First Choice Community Bank was based in Dallas, Georgia with seven branches in four Georgia counties. The bank was established in 2007 and in March 2010 it merged with its affiliate bank which was established in 1889.

These transactions are expected to be accretive to Bank of the Ozarks, Inc.’s net income, diluted earnings per common share and book value per common share.

The valuation and purchase price of acquired assets and assumed liabilities will be finally determined upon completion of appropriate valuation processes. These are Bank of the Ozarks’ sixth and seventh FDIC-assisted transactions since March 2010.

Bank of the Ozarks has a long history of strong earnings, healthy capital and excellent asset quality. Bank of the Ozarks, Inc. achieved its tenth consecutive year of record net income in 2010. Bank of the Ozarks was recently named by ABA Banking Journal as the top performing publically traded financial institution in the country with total assets of $3 billion or more. George Gleason, who has been the Chairman and Chief Executive Officer of Bank of the Ozarks since 1979, was named by American Banker as Community Banker of the Year in 2010. The bank was established in 1903.

“We are proud of our 108-year tradition of strong and prudent banking practices, and we are ready to deliver the best in friendly, hometown service supported by state-of-the-art banking practices and facilities to the people and businesses of our new Georgia and Florida communities,” commented Gleason. “Our new customers can rest assured that their deposits are safe and accessible.”

Bank of the Ozarks, Inc. is a bank holding company with $3.3 billion in total assets as of March 31, 2011 and trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations, including its newly acquired offices, through 114 offices in Arkansas (66), Georgia (30), Texas (10), Florida (4), North Carolina (2), South Carolina (1), and Alabama (1). The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is www.bankozarks.com.

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